Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-147404) pertaining to the 2007 Equity Incentive Plan of EnergySolutions, Inc. of our reports dated March 15, 2012, with respect to the consolidated financial statements of EnergySolutions, Inc. and the effectiveness of internal control over financial reporting of EnergySolutions, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Salt Lake City, Utah
March 15, 2012